Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS

COVINGTON, LA. (April 23, 2009) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) today reported its results for the first quarter of 2009.

“In a very difficult external environment, we continue to focus on the aspects of our business that are directly within our control.  We have improved our pricing and purchasing discipline to increase gross margins, adjusted expenses commensurate with sales expectations and rebalanced inventories while ensuring excellent customer service,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the seasonally slow first quarter decreased 18% to $276.6 million, compared to $338.2 million in the first quarter of 2008.  Base business sales declined 21% reflecting continued soft demand for pool and irrigation construction products, lower customer early buy purchases and deferred discretionary replacement product sales.

Gross profit for the quarter ended March 31, 2009 decreased $14.2 million, or 15%, to $81.2 million from $95.4 million in the first quarter of 2008.  Gross profit as a percentage of net sales (gross margin) improved 120 basis points to 29.4% in the first quarter of 2009 from 28.2% in the first quarter of 2008.  The increase in gross margin is primarily attributable to improved pricing management, the benefit resulting from pre-price increase inventory purchases in the second half of 2008 and favorable sales mix changes.

Selling and administrative expenses (operating expenses) decreased 9% to $84.8 million in the first quarter of 2009 from $93.2 million in the first quarter of 2008.  Base business operating expenses decreased 11% compared to the first quarter of 2008 due primarily to the impact of cost control initiatives on payroll related and variable expenses.

Operating loss was $3.6 million in the first quarter of 2009 compared to operating income of $2.2 million in the same period in 2008.  Interest expense decreased 34% compared to the first quarter of 2008 due to a lower weighted average effective interest rate between periods.  Loss per share for the first quarter of 2009 was $0.13 per diluted share on a net loss of $6.2 million, compared to a loss of $0.07 per diluted share on a net loss of $3.2 million in the same period in 2008.  Adjusted EBITDA (as defined in the addendum) was a loss of $3.0 million in the first quarter of 2009 compared to earnings of $5.4 million in the first quarter of 2008.

On the balance sheet, total net receivables decreased 22% compared to March 31, 2008 due primarily to lower first quarter 2009 sales and a shift toward more cash sales resulting from tighter credit terms.  Inventory levels decreased 17% to $397.9 million at March 31, 2009, reflecting the success of our inventory rebalancing process.

The seasonal use of cash in operations increased to $46.0 million in the first quarter of 2009 compared to $15.4 million in the same period of 2008.  The 2009 amount was negatively impacted by a $30.0 million tax payment made in January 2009 for estimated third and fourth quarter 2008 federal income taxes, which were deferred by the IRS as allowed for taxpayers in areas affected by Hurricane Gustav.

“The declines in the housing market, consumer credit and general economic conditions combine to make 2009 an extremely challenging year.  Since maintenance and repair product sales are more seasonally weighted to our most important second and third quarters, we expect this impact will partially mitigate much lower new construction and deferred replacement product sales.  We believe that Street earnings consensus of $0.95 per diluted share for fiscal 2009 is reasonable.  In addition, we believe that cash flow provided by operations will exceed net income for 2009,” continued Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 288 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income (Loss)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$276,626	$338,215
Cost of sales	195,433	242,861
Gross profit	81,193	95,354
Percent	29.4%	28.2%

Selling and administrative expenses	84,839	93,157
Operating income (loss)	(3,646)	2,197
Percent	(1.3)%	0.6%

Interest expense, net	3,327	5,024
Loss before income tax benefit and equity loss	(6,973)	(2,827)
Income tax benefit	(2,740)	(1,089)
Equity loss in unconsolidated investments, net	(2,003)	(1,446)
Net loss	$(6,236)	$(3,184)

Loss per share:
Basic	$(0.13)	$(0.07)
Diluted	$(0.13)	$(0.07)
Weighted average shares outstanding:
Basic	48,218	47,538
Diluted	48,218	47,538

Cash dividends declared per common share	$0.13	$0.12

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2009	2008	$	%

Assets
Current assets:
Cash and cash equivalents	$13,103	$6,476	$6,627	> 100%
Receivables, net	20,373	42,266	(21,893)	(52)
Receivables pledged under receivables facility	139,945	163,921	(23,976)	(15)
Product inventories, net	397,863	476,758	(78,895)	(17)
Prepaid expenses and other current assets	7,973	10,241	(2,268)	(22)
Deferred income taxes	11,908	9,139	2,769	30
Total current assets	591,165	708,801	(117,636)	(17)

Property and equipment, net	34,677	34,957	(280)	(1)
Goodwill	169,936	167,398	2,538	2
Other intangible assets, net	13,035	15,465	(2,430)	(16)
Equity interest investments	27,804	31,551	(3,747)	(12)
Other assets, net	27,158	24,774	2,384	10
Total assets	$863,775	$982,946	$(119,171)	(12)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$201,300	$333,104	$(131,804)	(40)%
Accrued expenses and other current liabilities	24,911	30,704	(5,793)	(19)
Short-term financing	8,000	66,812	(58,812)	(88)
Current portion of long-term debt and other long-term liabilities	16,613	3,152	13,461	> 100
Total current liabilities	250,824	433,772	(182,948)	(42)

Deferred income taxes	19,014	15,305	3,709	24
Long-term debt	356,721	326,298	30,423	9
Other long-term liabilities	5,736	6,221	(485)	(8)
Total liabilities	632,295	781,596	(149,301)	(19)
Total stockholders’ equity	231,480	201,350	30,130	15
Total liabilities and stockholders’ equity	$863,775	$982,946	$(119,171)	(12)%
                                ________________

1.	The allowance for doubtful accounts was $13.4 million at March 31, 2009 and $9.4 million at March 31, 2008.

2.	The inventory reserve was $7.6 million at March 31, 2009 and $6.9 million at March 31, 2008.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2009	2008	Change
Operating activities
Net loss	$(6,236)	$(3,184)	$(3,052)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,209	2,387	(178)
Amortization	662	1,064	(402)
Share-based compensation	1,321	2,270	(949)
Excess tax benefits from share-based compensation	(275)	(1,540)	1,265
Equity loss in unconsolidated investments	3,353	2,446	907
Other	(2,458)	(2,612)	154
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(44,221)	(60,100)	15,879
Product inventories	7,510	(80,964)	88,474
Accounts payable	27,600	136,197	(108,597)
Other current assets and liabilities	(35,432)	(11,404)	(24,028)
Net cash used in operating activities	(45,967)	(15,440)	(30,527)

Investing activities
Acquisition of businesses, net of cash acquired	—	(32,742)	32,742
Purchase of property and equipment, net of sale proceeds	(3,881)	(1,835)	(2,046)
Net cash used in investing activities	(3,881)	(34,577)	30,696

Financing activities
Proceeds from revolving line of credit	87,121	74,948	12,173
Payments on revolving line of credit	(19,400)	(27,425)	8,025
Proceeds from asset-backed financing	13,000	12,655	345
Payments on asset-backed financing	(25,792)	(14,170)	(11,622)
Proceeds from long-term debt	—	—	—
Payments on long-term debt and other long-term liabilities	(1,536)	(785)	(751)
Payments of capital lease obligations	—	(251)	251
Payments of deferred financing costs	(188)	(22)	(166)
Excess tax benefits from share-based compensation	275	1,540	(1,265)
Proceeds from issuance of common stock under share-based compensation plans	1,000	1,861	(861)
Payments of cash dividends	(6,279)	(5,734)	(545)
Purchases of treasury stock	(59)	(1,263)	1,204
Net cash provided by financing activities	48,142	41,354	6,788
Effect of exchange rate changes on cash	(953)	(686)	(267)
Change in cash and cash equivalents	(2,659)	(9,349)	6,690
Cash and cash equivalents at beginning of period	15,762	15,825	(63)
Cash and cash equivalents at end of period	$13,103	$6,476	$6,627

Addendum

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	March 31,		March 31,		March 31,
	2009	2008	2009	2008	2009	2008
Net sales	$253,928	$321,281	$22,698	$16,934	$276,626	$338,215

Gross profit	74,909	90,483	6,284	4,871	81,193	95,354
Gross margin	29.5%	28.2%	27.7%	28.8%	29.4%	28.2%

Operating expenses	77,847	87,475	6,992	5,682	84,839	93,157
Expenses as a % of net sales	30.7%	27.2%	30.8%	33.6%	30.7%	27.5%

Operating income (loss)	(2,938)	3,008	(708)	(811)	(3,646)	2,197
Operating margin	(1.2)%	0.9%	(3.1)%	(4.8)%	(1.3)%	0.6%

We exclude the following sales centers from our base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of March 31, 2009):

•	acquired sales centers (10, net of consolidations - see table below);
•	existing sales centers consolidated with acquired sales centers (7);
•	closed sales centers (4);
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (1); and
•	sales centers opened in new markets (0).

We generally allocate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired and new market sales centers in the base business calculation including the comparative prior year period.

Since we divested our pool liner manufacturing operation in France in April 2008, we have excluded these operations from base business for the comparative three month period ended March 31, 2008.

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
Proplas Plasticos, S.L.	November 2008	0	January 2009 – March 2009
National Pool Tile (NPT)	March 2008	9	January 2009 – March 2009 and March 2008
Canswim Pools	March 2008	1	January 2009 – March 2009 and March 2008

The number of total sales centers did not change during the quarter ended March 31, 2009.

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation and goodwill impairment.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net loss to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2009	2008
Net loss	$(6,236)	$(3,184)
Add:
Interest expense, net	3,327	5,024
Income tax benefit	(2,740)	(1,089)
Income tax benefit on equity loss	(1,350)	(1,002)
Share-based compensation	1,321	2,270
Depreciation	2,209	2,387
Amortization (1)	453	953
Adjusted EBITDA	$(3,016)	$5,359

(1)	Excludes amortization included in interest expense, net

The table below presents a reconciliation of Adjusted EBITDA to cash used in operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2009	2008
Adjusted EBITDA	$(3,016)	$5,359
Add:
Interest expense, net (1)	(3,118)	(4,913)
Income tax benefit	2,740	1,089
Income tax benefit on equity loss	1,350	1,002
Excess tax benefits on share-based compensation	(275)	(1,540)
Equity loss in unconsolidated investments	3,353	2,446
Other	(2,458)	(2,612)
Change in operating assets and liabilities	(44,543)	(16,271)
Net cash used in operating activities	$(45,967)	$(15,440)

(1)	Excludes amortization of deferred financing costs of $209 for 2009 and $110 for 2008. This non-cash expense is included in interest expense, net on the Consolidated Statements of Income (Loss).